Exhibit 99.1

Abitibi-Consolidated Reports Q3 Results

(in C$, unless otherwise noted)

MONTRÉAL, November 6, 2007 – Abitibi-Consolidated Inc., a wholly-owned subsidiary of AbitibiBowater Inc. (NYSE, TSX: ABH), today reported third quarter 2007 net earnings of $54 million, or 12 cents a share, compared to a loss of $48 million, or 11 cents, a share in the third quarter of 2006. For the nine-month period ending September 30, 2007, the company recorded net earnings of $132 million, or 30 cents a share, compared to net earnings of $76 million, or 17 cents a share, for the same nine-month period last year.

Although not a GAAP measure, the third quarter results before the impact of specific items would have been a loss of $126 million, or 28 cents per share, compared to a loss of $54 million, or 12 cents a share, in the third quarter of 2006 (see Table 3 of MD&A).

The quarter’s results included the following after-tax specific items: a gain of $168 million on translation of foreign currencies, the positive impact of a $24 million gain on the disposal of a portion of the company’s timberlands located in Georgia and South Carolina, as well as a $7 million expense related to the recently completed merger with Bowater Incorporated.

In the third quarter of 2007, the company posted an operating loss of $85 million before specific items, compared to an operating profit of $10 million in the third quarter of 2006. The Newsprint, Commercial Printing Papers and Wood Products segments had operating losses of $19 million, $38 million and $28 million respectively.

Before specific items, the $95 million reduction in operating results in the third quarter of 2007 was mainly attributable to lower prices in the company’s three segments, the unfavourable impact of a stronger Canadian dollar and the devaluation of finished products inventories.

Q3 vs. Q2 2007 Summary

•	Sales of $999 million vs. $1.06 billion ($1.18 billion in Q3 2006)

•	EBITDA of $21 million vs. $42 million ($120 million in Q3 2006)

•	U.S. newsprint prices lower by approximately US$23 per tonne

•	Newsprint costs lower by $42 per tonne

•	Demand for uncoated groundwood papers continues to improve

•	Due to a year-over-year decrease of nearly 31% in U.S. housing starts, the company reduced its wood products production during the third quarter.

“The results for the quarter are a reflection of the challenging market conditions and impact of the Canadian dollar. Our merger with Bowater is a first step in meeting these challenges,” said John W. Weaver, Abitibi-Consolidated Inc. President and Chief Executive Officer. “Now that the merger has closed, we are moving swiftly to fully integrate the company and implement our new business priorities,” added Weaver.

Investor Call

A conference call hosted by management to discuss quarterly results will be held today at 10:00 a.m. (Eastern). The call will be webcast at www.abitibibowater.com, under the “Investors” section. A slide presentation to be referenced on the call will also be made available in the same section prior to the call. Participants not able to listen to the live conference call can access a replay along with the slide presentation, both of which will be archived online.

AbitibiBowater produces a wide range of newsprint and commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. Following the required divestiture agreed to with the U.S. Department of Justice, AbitibiBowater will own or operate 31 pulp and paper facilities and 35 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 80 countries, the company is among the world’s largest recyclers of newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. The company’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens 864 282-9488 duane.owens@abitibibowater.com	Media and Others Seth Kursman 514 394-2398 seth.kursman@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” (including, within the meaning of the Private Securities Litigation Reform Act of 1995). They include, for example, statements about our ability to realize synergies from the combination of Abitibi-Consolidated Inc. and Bowater Incorporated, the anticipated timing of and the progress of integration efforts related to the combination, and our business outlook, strategies and assessment of market conditions. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “expect”, “will”, “believe”, “anticipate” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or stockholders of AbitibiBowater.

These forward-looking statements are not guarantees of future performance. They are based on management’s assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, negative industry conditions and further growth in alternative media, actions of competitors, Canadian dollar exchange rates, the demand for higher margin coated and uncoated mechanical paper, and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the combination of Abitibi-Consolidated and Bowater, the following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully or that the anticipated improved financial performance, product quality and product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors are listed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission and the Canadian securities regulatory authorities, including those factors contained in the company’s registration statement on Form S-3 filed on October 29, 2007, under the caption “Risk Factors.” All forward-looking statements in this news release are expressly qualified by information contained in the company’s filings with the Securities and Exchange Commission and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise these forward-looking statements.

Abitibi-Consolidated Inc.

Management’s Discussion and Analysis (MD&A)

Third Quarter Report to Shareholders

November 6, 2007

KEY EVENT

Abitibi-Consolidated Inc. and Bowater Incorporated to combine

On January 29, 2007, Abitibi-Consolidated Inc. (the Company) and Bowater Incorporated (Bowater) announced a definitive agreement to combine in an all-stock merger of equals. The combined company will be called AbitibiBowater Inc. (AbitibiBowater). The combination has been approved unanimously by the Board of Directors of both companies, which received fairness opinions from their respective financial advisors.

On July 17, 2007, the two companies announced the executive team to lead the new company, pending approval of the combination and appointment by the Board of AbitibiBowater.

On October 23, 2007, the Company and Bowater announced that they reached an agreement with the United States Department of Justice allowing the completion of the combination of the two companies. Under the terms of the agreement, which was signed and filed the same day in the U.S. Federal District Court in Washington, D.C., the companies agreed to divest one newsprint mill, Abitibi-Consolidated’s mill in Snowflake, Arizona. The Snowflake mill has an annual capacity of approximately 375,000 tonnes. Scotia Capital Inc. has been retained as exclusive financial advisor for the sale of the Snowflake mill and related assets. The combination has now received all necessary regulatory approvals, including those from the Canadian Competition Bureau, the Federal Minister of Industry under the Investment Canada Act, the Québec Superior Court, the U.S. Department of Justice, as well as the necessary approvals from shareholders of both Abitibi-Consolidated and Bowater.

On October 23, 2007, the two companies announced the expected composition of the new Board of Directors for AbitibiBowater, following the combination of Abitibi-Consolidated and Bowater subject to the appointment of directors following the completion of the combination.

On October 29, 2007, the two companies announced the completion of the combination. The combination creates a new leader in publication papers. AbitibiBowater would have realized, on a pro forma basis, revenues of approximately US$8 billion in 2006, making it the 3rd largest publicly traded paper and forest products company in North America and the 8th largest in the world.

HIGHLIGHTS

$54 million net earnings in the third quarter of 2007

Abitibi-Consolidated reported net earnings of $54 million, or 12 cents a share, in the third quarter ended September 30, 2007, compared to a loss of $48 million, or 11 cents a share, in the same quarter of 2006. For the nine-month period ended September 30, 2007, the Company recorded net earnings of $132 million, or 30 cents a share, compared to net earnings of $76 million, or 17 cents a share, in the same period last year.

Table 1: Summary of financial information (in millions of dollars, except per share amounts)

	As per financial statements				Before specific items(1)
	Third Quarter		Nine-month period		Third Quarter		Nine-month period
	2007	2006	2007	2006	2007	2006	2007	2006
Sales	$999	$1,181	$3,131	$3,671	$999	$1,181	$3,131	$3,671
EBITDA	N/A	N/A	N/A	N/A	21	120	133	450
Operating profit (loss)	(57)	2	(124)	91	(85)	10	(188)	119
Net earnings (loss)	54	(48)	132	76	(126)	(54)	(332)	(119)
$ per share	0.12	(0.11)	0.30	0.17	(0.28)	(0.12)	(0.75)	(0.27)

Note (1) Non-GAAP measures

Sales were $999 million in the three-month period ending September 30, 2007, compared to $1,181 million in the same period last year. The Company recorded an operating loss of $57 million during the quarter, compared to an operating profit of $2 million for the third quarter of 2006. Sales were $3,131 million for the nine-month period ending September 30, 2007, compared to $3,671 million in the same period last year. The operating loss was $124 million, compared to an operating profit of $91 million in the first nine months of 2006.

SPECIFIC ITEMS IMPACTING RESULTS AND NON-GAAP MEASURES

The Company’s operating results include specific items that are not related to normal operating activities and make the comparison of results difficult from period to period. Abitibi-Consolidated compares its performance as well as those of its business segments before specific items, based on EBITDA, operating profit (loss), net earnings (loss), net earnings (loss) per share and other such measures. Specific items include gain or loss on translation of foreign currencies, mill closure and other elements, asset write offs or write downs, income tax adjustments related to the finalization of prior-year audits, impact of changes in income tax legislation and other items that do not relate to normal operating activities. Operating profit (loss) before specific items, net earnings (loss) before specific items, net earnings (loss) per share before specific items and other such measures before specific items, such as EBITDA, are not measures prescribed by the Canadian Generally Accepted Accounting Principles (GAAP). The Company believes this is useful supplemental information, as it provides an indication of performance and comparative trends, excluding these specific items. However, readers should be cautioned that this information should not be confused with or used as an alternative to measures prescribed by Canadian GAAP.

Specific items impacting operating profit (loss)

In the third quarter of 2007, operating profit (loss) was positively impacted by specific items for a total of $28 million, compared to a negative impact of $8 million in the same quarter last year.

Third quarter 2007

Mill closure and other elements include $9 million of expenses related to the combination with Bowater, announced during the first quarter. The merger expenses were allocated to the Company’s Newsprint, Commercial Printing Papers and Wood Products segments for $5 million, $3 million and $1 million, respectively. Newsprint operating results were positively impacted by a $40 million gain on disposal of a portion of the Company’s timberlands located in the states of Georgia and South Carolina, and negatively impacted by $1 million of mill closure elements related to a previously closed mill. Commercial Printing Papers operating results were negatively impacted by $2 million of mill closure and other elements mainly due to the indefinite idling of the Company’s Fort William paper mill located in Thunder Bay, Ontario.

Third quarter 2006

Specific items for the third quarter of 2006 have been adjusted to take into consideration a $7 million countervailing duty (CVD) and anti-dumping duty (AD) credit related to the lumber dispute settlement reached in April of 2006 and finalized in the fourth quarter of 2006. In the third quarter of 2006, the Company accounted for a provision of $1 million for mill closure and other elements related to the Selling, General and Administrative expenses (SG&A) restructuring announced in the first quarter of 2006. The restructuring charges impacted the Commercial Printing Papers segment.

Table 2 highlights the impact of the above specific items on operating results by segment.

Table 2: Operating profit (loss) (in millions of dollars)

	As per financial statements				Before specific items(1)
	Third Quarter		Nine-month period		Third Quarter		Nine-month period
	2007	2006	2007	2006	2007	2006	2007	2006
Newsprint	$15	$40	$46	$145	$(19)	$40	$(39)	$146
Commercial Printing Papers	(43)	(5)	(87)	(24)	(38)	(4)	(68)	(21)
Wood Products	(29)	(33)	(83)	(30)	(28)	(26)	(81)	(6)

	$(57)	$2	$(124)	$91	$(85)	$10	$(188)	$119

Note (1) Non-GAAP measures

Other specific items impacting net earnings (loss)

Other than specific items covered in the previous section, in the third quarter of 2007, Abitibi-Consolidated recorded an after-tax gain on translation of foreign currencies of $168 million, mainly from the stronger Canadian currency at the end of the quarter, compared to the U.S.

dollar, in which most of the Company’s long-term debt is denominated, and negative income tax adjustments of $3 million.

In the third quarter of 2006, Abitibi-Consolidated recorded a positive income tax adjustment of $12 million, relating to the conclusion of prior years’ federal audits.

Table 3: Impact of specific items (in millions of dollars, except per share amounts)

	Third Quarter				Nine-month period
	2007		2006		2007		2006
	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Net earnings (loss) as reported in the financial statements		$54		$(48)		$132		$76
$ per share		0.12		(0.11)		0.30		0.17
Specific items:
Impacting operating profit (loss) (as per Table 2)	(28)	(15)	8	6	(64)	(47)	28	20
Loss (gain) on translation of foreign currencies	(200)	(168)	—	—	(468)	(401)	(141)	(118)
Transfer of Augusta timberlands (Minority interest)	—	—	—	—	—	9	—	—
Financial expenses	—	—	—	—	3	2	—	—
Income tax expense (recovery)		3		(12)		(27)		(97)

Net earnings (loss) excluding specific items(1)		$(126)		$(54)		$(332)		$(119)
$ per share(1)		(0.28)		(0.12)		(0.75)		(0.27)

Note (1) Non-GAAP measures

RESULTS BEFORE SPECIFIC ITEMS

As specific items have been covered in the previous section, the following comparisons and analyses will only focus on the Company’s performance related to normal operating activities and, as compared to the same quarter of the previous year.

Consolidated results before specific items

Before specific items, the $95 million reduction in operating results in the third quarter of 2007 is mainly attributable to lower prices in the Company’s three business segments, as well as the unfavourable impact of a stronger Canadian dollar, partly offset by lower cost of products sold in the Newsprint segment. The results in the third quarter of 2007 were also negatively impacted by $13 million of finished products inventory devaluation to its realizable value. Newsprint, Commercial Printing Papers and Wood Products segments were impacted by $2 million, $5 million and $6 million, respectively.

Table 4: Consolidated results before specific items(1) (in millions of dollars, except per share amounts)

	Third Quarter 2007	Fav/(unfav) variance due to				Third Quarter 2006
		Volume	Foreign exchange	Prices	Costs
Sales	$999	$(61)	$(41)	$(80)	$—	$1,181
Cost of products sold	828	51	9	—	9	897
Distribution costs	115	6	6	—	3	130
CVD, AD and other duties	3	—	—	—	(3)	—
SG&A	32	—	—	—	2	34

EBITDA(1)	$21	$(4)	$(26)	$(80)	$11	$120
Amortization	106	—	1	—	3	110

Operating profit (loss)	$(85)	$(4)	$(25)	$(80)	$14	$10
Financial expenses	81					86
Other expenses	6					8
Income tax expense (recovery)	(48)					(38)
Non-controlling interests	(2)					(8)

Net earnings (loss)	$(126)					$(54)
$ per share	(0.28)					(0.12)

Note (1) Non-GAAP measures

When comparing the average exchange rate in the third quarter of 2007 to the same period in 2006, the Canadian dollar was 7.3% (2.5% for nine months) stronger compared to the U.S. dollar. The Company estimates that this had an unfavourable impact of approximately $35 million $(38 million year-to-date) on its operating results, compared to the same period last year. The Company’s hedging program was favourable by $10 million $(20 million unfavourable year-to-date) mainly due to a positive contribution of $17 million $(26 million year-to-date) in the third quarter of 2007, compared to $7 million $(46 million year-to-date) in the third quarter of 2006. Other currency exchange rates had a positive impact of $1 million $(7 million year-to-date). Sequentially, the Canadian dollar was 5.1% stronger than the U.S. dollar, negatively impacting the Company’s operating results by $20 million in the third quarter compared to the second quarter of 2007.

Segmented results before specific items

Newsprint

In the Newsprint segment, the $59 million reduction in operating results before specific items is mainly due to lower North American selling prices and the unfavourable impact of a stronger Canadian dollar, partly offset by lower cost of products sold.

Table 5: Newsprint operating results before specific items(1) (in millions of dollars)

	Third Quarter 2007	Fav/(unfav) variance due to				Third Quarter 2006
		Volume	Foreign exchange	Prices	Costs
Sales	$536	$(12)	$(20)	$(62)	$—	$630
EBITDA(1)	38	(2)	(8)	(62)	11	99
Amortization	57	—	1	—	1	59
Operating profit (loss)	(19)	(2)	(7)	(62)	12	40

Note (1) Non-GAAP measures

The Company’s newsprint shipments in the third quarter of 2007 were 830,000 tonnes, compared to 848,000 tonnes in the third quarter of 2006. The reduction in shipments was attributable to lower average basis weight and sales volume in North America.

At the end of the third quarter of 2007, the Company’s newsprint inventories were approximately 30,000 tonnes higher than at the end of the third quarter 2006 and approximately 70,000 tonnes higher than at the end of December 2006. The increase is mainly due to inventory build-up required for higher international sales, with inventory destined to North America remaining at low levels.

Year-over-year, the average newsprint price in the U.S. for the third quarter of 2007 was US$91 per tonne lower. In Europe, newsprint prices have increased, compared to the same quarter last year. During the third quarter of 2007, the average newsprint price in the U.S. decreased by approximately US$23 per tonne, compared to the previous quarter as a result of the continued market weakness in North America. In July of 2007, the Company announced a price increase of US$25 per tonne in the United States, effective September 1, 2007. The increase is expected to be fully implemented in November.

On a per tonne basis, cost of products sold for newsprint in the third quarter of 2007 was $20 lower than in the same quarter of 2006. The decrease in costs was mainly due to lower employee benefit costs and the stronger Canadian dollar, reducing costs in Canadian dollars of the Company’s U.S. mills. This was partly offset by higher recycled fibre prices and the devaluation of finished goods inventory to realizable value for $2 million.

According to the Pulp and Paper Products Council (PPPC), total U.S. newsprint consumption was down by 9.6% in the third quarter of 2007, compared to the third quarter of 2006, as daily publishers’ advertising volume and circulation continued on a downward trend. In the third quarter of 2007, total industry inventory decreased by 44,000 tonnes, compared to an increase of 37,000 tonnes in the third quarter of 2006. North American newsprint production declined by 6.7% in the third quarter of 2007 compared to the same period in 2006. In the third quarter of 2007, the operating rate of the North American industry was 92%, compared to 94% in the same period of 2006.

The Company expects 2007 worldwide newsprint demand to decline slightly. Regions such as Eastern Europe, Latin America and Non-Japan Asia are expected to deliver positive growth, offset by declining demand in North America, Japan and Western Europe.

Commercial Printing Papers

In the Commercial Printing Papers segment, the $34 million increase in operating loss before specific items is mainly due to a stronger Canadian dollar and lower selling prices.

Table 6: Commercial Printing Papers operating results before specific items(1) (in millions of dollars)

	Third Quarter 2007	Fav/(unfav) variance due to				Third Quarter 2006
		Volume	Foreign exchange	Prices	Costs
Sales	$335	$(20)	$(17)	$(14)	$—	$386
EBITDA(1)	—	(3)	(15)	(14)	(2)	34
Amortization	38	—	—	—	—	38
Operating profit (loss)	(38)	(3)	(15)	(14)	(2)	(4)

Note (1) Non-GAAP measures

The Company’s shipments of commercial printing papers totalled 424,000 tonnes in the third quarter of 2007, compared to 446,000 tonnes in the third quarter of 2006. On February 25, 2007, Abitibi-Consolidated indefinitely idled its 145,000-tonne Fort William paper mill, which remained idled for the whole quarter. In addition, the Company took market-related downtime at two of its commercial printing paper mills, equivalent to 14,000 tonnes of production in the third quarter of 2007.

The previously announced US$60 per short ton price increase for ABICAL® grades did not materialize but during the third quarter of 2007, Abitibi-Consolidated announced price increases of US$60 per short ton for each of its ABIOFFSET™ and ABICAL® grades, all effective October 1. Compared to the third quarter of 2006, the Company’s average prices in U.S. dollars for all Commercial Printing Paper grades was 4.5% lower.

On a per tonne basis, cost of products sold for commercial printing papers in the third quarter of 2007 was $10 higher than in the same quarter of 2006. The cost increase was due to the devaluation of finished goods inventory to realizable value for $5 million. Lower production volume as a result of market-related downtime and an unfavourable product mix was offset by lower employee benefit costs and lower input usage.

According to the PPPC, North American demand for uncoated groundwood papers increased by 2.6% in the third quarter of 2007, compared to the same period of 2006. The increase in demand was driven by a higher demand for glossy and directory grades.

The outlook for uncoated groundwood papers demand remains positive. Demand growth in hi-gloss and directory grades is expected to be offset by a decline in demand for standard grades. Hi-gloss demand is recovering from the previous year’s decline.

Wood Products

In the Wood Products segment, the $2 million increase in operating loss before specific items is mainly due to lower selling prices.

Table 7: Wood products operating results before specific items(1) (in millions of dollars)

	Third Quarter 2007	Fav/(unfav) variance due to				Third Quarter 2006
		Volume	Foreign exchange	Prices	Costs
Sales	$128	$(29)	$(4)	$(4)	$—	$165
EBITDA(1)	(17)	1	(3)	(4)	2	(13)
Amortization	11	—	—	—	2	13
Operating profit (loss)	(28)	1	(3)	(4)	4	(26)

Note (1) Non-GAAP measures

Sales volume in the third quarter of 2007 totalled 362 million board feet (MBf), compared to 439 MBf for the same period in 2006. Average selling prices in Canadian dollars for the third quarter of 2007 were 6% lower than in the same quarter of 2006, as a result of lower U.S. dollar lumber prices.

During the third quarter of 2007, the Company idled its two sawmills in British-Columbia for one week, two sawmills in Québec for the entire quarter and reduced production shifts in certain other sawmills, resulting in a total removal of 41 MBf of production. The temporary closures were mainly attributable to deteriorated wood products’ market conditions as well as high production costs. In addition, most of the Québec sawmills were shut down for two weeks due to the normal summer vacation period.

On a per thousand board feet basis, cost of products sold for wood products in the third quarter of 2007 was $15 lower than in the third quarter of 2006. This was primarily due to lower wood costs, mainly related to the idling of the higher cost sawmills, partly offset by lower production related to downtime and the devaluation of finished goods inventory to realizable value for $6 million.

In the United States, housing starts decreased by 30.8% from an annual rate of 1.721 million units during September of 2006 to 1.191 million units in September of 2007. During the third quarter of 2007, average U.S. dollar lumber prices (f.o.b. Great Lakes) increased by 7% for 2x4 Stud and decreased by 2% for 2x4 Random Length, compared to the same period of 2006. Sequentially, average U.S. dollar lumber prices (f.o.b. Great Lakes) decreased by 1% for 2x4 Stud and increased by 3% for 2x4 Random Length, compared to the second quarter of 2007.

BALANCE SHEET

As at September 30, 2007, total long-term debt amounted to $3,615 million for a ratio of net debt to total capitalization of 0.587, compared to $3,864 million for a net debt to total capitalization ratio of 0.592 as at December 31, 2006. The reduction in the Company’s long-term debt is attributable to the strengthening of the Canadian dollar.

During the third quarter of 2007, the Company finalized ancillary legal documentation related to an amendment to its bank credit agreement. The amendment allows the necessary steps for the integration of Abitibi-Consolidated with Bowater. With the amendment, Facility A was revised to $510 million from $550 million and Facility B remained at $200 million.

On July 27, 2007, DBRS changed its rating on the Company from BB (low) Under Review with Positive Implications to BB (low) Under Review with Negative Implications. On August 1, 2007, Fitch Rating downgraded the ratings of the Company from B+ to B-. The outlook remained negative.

Net funded debt to capitalization ratio, calculated as per the requirements of the Company’s revolving credit facilities, amounted to 57.3% at the end of September 2007 and is in compliance with the covenants of the said facilities. The interest coverage ratio covenant has been waived until the end of the second quarter of 2008. AbitibiBowater, on behalf of the Company, is currently in negotiation with financial institutions to refinance those revolving credit facilities and the related covenants are part of the negotiations.

As at September 30, 2007, the outstanding balance of the Company’s securitization programs, in Canadian dollars, was $339 million, compared to $433 million as at December 31, 2006.

Valuation of assets and liabilities, and the combination with Bowater

As at September 30, 2007, the Company reviewed its impairment test on the indefinitely idled Lufkin, Texas paper mill. The test was performed, in the fourth quarter of 2006, under the assumption that the mill would restart producing lightweight coated paper under a partnership structure. Given that alternative scenarios could not be discussed with the new management of AbitibiBowater due to competition restrictions, this scenario is considered by the Company’s management as being the most likely in the context of Abitibi-Consolidated as a stand alone company. Therefore, the Company concluded that the recognition of an impairment charge was not required, as the estimated undiscounted cash flows exceeded the $212 million book value. Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is possible that changes in future conditions, including the merger of Abitibi-Consolidated and Bowater, may lead management to use different key assumptions, which could result in a material change in the book value of these assets.

Goodwill is subject to an annual test performed during the fourth quarter of each year. The Company has initiated its annual goodwill impairment test based on consistent assumptions compared to the previous year. Different preliminary scenarios have been prepared to evaluate the risk and sensitivities of impairment. The calculations have not been finalized but based on current assumptions the excess of the fair value over book value is significantly lower compared to the test made the previous year, particularly in the Commercial Printing Papers segment. As at September 30, 2007, goodwill for the Commercial Printing Papers segment amounted to $439 million and goodwill for the Newsprint segment amounted to $854 million. In the event that the final evaluation of the Commercial Printing Papers segment results in a valuation that is lower than its carrying value, this segment would have to record an impairment charge related to its goodwill. With the completion of the combination between the Company and Bowater in the fourth quarter of 2007, all assets and liabilities of the Company, including goodwill, will be reassessed and evaluated at their fair market value.

Other consolidated balance sheet elements such as future income taxes have also been tested in the context of Abitibi-Consolidated as stand alone and the Company concluded that no devaluation was required.

LIQUIDITY AND CAPITAL RESOURCES

Cash used for operating activities totalled $206 million for the third quarter ended September 30, 2007, compared to $61 million in the corresponding period of 2006. The increase in cash used is mainly due to the lower operating results. The increase of $104 million in operating working capital is mainly due to the reduction in trade and tax payables.

Capital expenditures were $30 million $(71 million year-to-date) for the three-month period ended September 30, 2007, compared to $39 million $(107 million year-to-date) in the corresponding period last year. On March 8, 2007, Abitibi-Consolidated announced an investment of $84.3 million in a new biomass energy generator to be located at its Fort Frances, Ontario, pulp and paper mill. The Company’s net contribution to this project is expected to be $61.8 million. Construction began in early June of 2007, and the generator is anticipated to be in operation during the fall of 2008. The equipment will use renewable, cost-effective fuel from wood waste to generate steam and 45.5 Megawatts (MW) of electricity for the mill which should eliminate approximately 90% of its current greenhouse gas emissions. The new biomass boiler will burn mill-generated wood waste and primary sludge, as well as harvest slash from woodland operations and wood waste from area sawmills. This project is expected to positively impact the mill’s manufacturing costs by approximately $26 million annually.

The Company intends to limit its capital expenditure program in 2007 to approximately $125 million of which approximately $15 million is estimated to be for the biomass energy generator at Fort Frances.

At the end of September 2007, the Company had drawn $295 million on the $710 million credit facilities. As at September 30, 2007, cash and cash equivalents amounted to $96 million, a reduction of $107 million compared to December 31, 2006. Excluding any amount drawn on the credit facilities, the Company has $336 million of debt maturing in 2008. AbitibiBowater is currently in negotiation with financial institutions to refinance those debts before their maturities.

SHARES OUTSTANDING

As at September 30, 2007, the number of shares outstanding remained constant at 440 million, compared to the end of the same period in 2006. There were 14.7 million options outstanding at the end of September 2007, compared to 14.5 million as at the end of December 2006.

OTHER NOTEWORTHY EVENT

With respect to the disposal of Abitibi-Consolidated’s 55,000 acres of timberlands located in Georgia and South Carolina, as at the end of the third quarter of 2007, the Company had closed the sale of 101 tracts totalling 38,054 acres for net proceeds of US$91.8 million. The Company expects to complete the sale before the end of the first quarter of 2008. Total net proceeds are now expected to be in excess of US$125 million.

SELECTED QUARTERLY INFORMATION

Table 8: Summary of quarterly results (in millions of dollars, except otherwise noted)

	2007			2006				2005
	Q-3	Q-2	Q-1	Q-4	Q-3	Q-2	Q-1	Q-4	Q-3
Sales	$999	$1,064	$1,068	$1,180	$1,181	$1,253	$1,237	$1,310	$1,355
Operating profit (loss) from continuing operations	(57)	(20)	(47)	236	2	48	41	(352)	8
Operating profit (loss) from continuing operations before specific items(1)	(85)	(64)	(39)	17	10	57	52	15	49
Earnings (loss) from continuing operations	54	148	(70)	(22)	(48)	157	(33)	(345)	95
Earnings (loss) from continuing operations per share	0.12	0.34	(0.16)	(0.05)	(0.11)	0.36	(0.08)	(0.79)	0.22
Net earnings (loss)	54	148	(70)	(22)	(48)	157	(33)	(355)	99
Net earnings (loss) per share	0.12	0.34	(0.16)	(0.05)	(0.11)	0.36	(0.08)	(0.81)	0.23
Exchange rates (CDN$1= US$):
Average noon rate	0.957	0.911	0.854	0.878	0.892	0.891	0.866	0.852	0.832

Note (1) Non-GAAP measures

CHANGES IN ACCOUNTING POLICIES

Financial instruments, hedges and comprehensive income

In January 2005, the CICA published the following three new sections of the CICA Handbook: Section 3855, Financial Instruments – Recognition and Measurement, Section 3865, Hedges, and Section 1530, Comprehensive Income. Together, these standards introduced new requirements for the recognition and measurement of financial instruments, hedge accounting and comprehensive income that are, for the most part, harmonized with standards issued by the U.S. Financial Accounting Standards Board. These new recommendations have been adopted by the Company for the fiscal year beginning on January 1, 2007.

These new recommendations did not have a significant impact on the Company’s financial position, earnings or cash flows, but require presenting two new statements entitled “Comprehensive Income (Loss)” and “Changes in Shareholders’ Equity”. More information on the above changes is presented in Note 1 of the Company’s interim consolidated financial statements.

Accounting changes

In 2006, the CICA issued Section 1506, Accounting Changes, of the Handbook. This standard establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors. The Company applied this standard as of January 1, 2007.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS

In the quarter ended September 30, 2007, the Company did not make any significant changes in, nor take any significant corrective actions regarding its internal controls or other factors that could significantly affect such internal controls. The Company’s CEO and CFO periodically review the Company’s disclosure controls and procedures for effectiveness and conduct an evaluation each quarter. As of the end of the third quarter, the Company’s CEO and CFO were satisfied with the effectiveness of the Company’s disclosure controls and procedures.

OVERSIGHT ROLE OF AUDIT COMMITTEE

The Audit Committee reviews, with Management and the external auditor, the Company’s quarterly MD&A, and related consolidated financial statements and approves the release to shareholders. Management and the internal auditor of the Company also periodically present to the Committee a report of their assessment of the Company’s internal controls and procedures for financial reporting. The external auditor periodically prepares a report for Management on internal control weaknesses noted, if any, identified during the course of the auditor’s annual audit, which is reviewed by the Audit Committee.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this MD&A and in particular the statements contained in various outlook sections, constitute forward-looking statements. These forward-looking statements relate to the future financial condition, results of operations or business of the Company. These statements may be current expectations and estimates about the markets in which Abitibi-Consolidated operates and management’s beliefs and assumptions regarding these markets. These statements are subject to important risks and uncertainties, which are difficult to predict and assumptions, which may prove to be inaccurate. The results or events predicted in the forward-looking statements contained in this MD&A may differ materially from actual results or events. In particular, forward-looking statements do not reflect the potential impact of any merger, acquisitions or other business combinations or divestitures that may be announced or completed after such statements are made. In addition, the following factors relating to the business combination of Abitibi-Consolidated and Bowater under AbitibiBowater, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected; and disruption from the combination making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Abitibi-Consolidated’s results, or those of AbitibiBowater, to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by AbitibiBowater, Abitibi-Consolidated and Bowater with the SEC and the Canadian securities regulatory authorities and available at the SEC’s internet site (http://www.sec.gov) and on SEDAR (http://www.sedar.com). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Abitibi-Consolidated Inc.

Consolidated Statements of Earnings (Loss)

	Three months ended		Nine months ended
(unaudited) (in millions of Canadian dollars, unless otherwise noted)	September 30 2007 $	September 30 2006 $	September 30 2007 $	September 30 2006 $
Sales	999	1,181	3,131	3,671

Cost of products sold, excluding amortization	828	897	2,529	2,722
Distribution costs	115	130	353	388
Countervailing, anti-dumping and other duties	3	7	9	26
Selling, general and administrative expenses	32	34	103	100
Mill closure and other elements (note 3 and note 4)	(28)	1	(60)	13
Amortization of plant and equipment	102	106	308	319
Amortization of intangible assets	4	4	13	12

Operating profit (loss)	(57)	2	(124)	91
Financial expenses (note 7)	81	86	253	253
Gain on translation of foreign currencies	(200)	—	(468)	(141)
Other expenses	6	8	19	22

Earnings (loss) before the following items	56	(92)	72	(43)
Income tax recovery (note 8)	—	(52)	(80)	(145)
Share of earnings from investments subject to significant influence	—	—	1	1
Non-controlling interests	(2)	(8)	(21)	(27)

Net earnings (loss)	54	(48)	132	76

Per common share (in dollars, basic and diluted) Net earnings (loss)	0.12	(0.11)	0.30	0.17

Weighted average number of common shares outstanding (in millions)	440	440	440	440

Consolidated Statements of Comprehensive Income (Loss)

	Three months ended		Nine months ended
(unaudited) (in millions of Canadian dollars)	September 30 2007 $	September 30 2006 $	September 30 2007 $	September 30 2006 $
Net earnings (loss)	54	(48)	132	76
Other comprehensive income (loss), net of income taxes
Foreign currency translation adjustment	(81)	1	(192)	(45)
Reclassification to earnings of losses on derivatives designated as cash flow hedges[a]	(8)	—	(9)	—
Change in unrealized gains on derivatives designated as cash flow hedges[b]	27	—	55	—

Comprehensive income (loss)	(8)	(47)	(14)	31

[a]	Net of $3 million of income taxes in the three months ended September 30, 2007, and of $4 million in the nine months ended September 30, 2007 (2006 - nil).
[b]	Net of $13 million of income taxes in the three months ended September 30, 2007, and of $25 million in the nine months ended September 30, 2007 (2006 - nil).

See accompanying Notes to consolidated financial statements

Abitibi-Consolidated Inc.

Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
(unaudited) (in millions of Canadian dollars)	September 30 2007 $	September 30 2006 $	September 30 2007 $	September 30 2006 $
Operating activities
Net earnings (loss)	54	(48)	132	76
Amortization	106	110	321	331
Future income taxes	(5)	(52)	(89)	(141)
Gain on translation of foreign currency long-term debt	(210)	—	(535)	(156)
Employee future benefits, excess of funding over expense	(8)	(36)	(45)	(54)
Non-cash mill closure and other elements (note 3)	—	—	(9)	—
Gain on disposal of assets (note 2)	(40)	—	(71)	—
Net gain on dilution resulting from units issued by a subsidiary (note 4)	—	—	(33)	—
Non-controlling interests	2	8	21	27
Other non-cash items	(1)	—	—	(3)

	(102)	(18)	(308)	80
Changes in non-cash operating working capital components	(104)	(43)	(113)	(196)

Cash flows used in operating activities	(206)	(61)	(421)	(116)

Financing activities
Increase in long-term debt	20	190	633	478
Repayment of long-term debt	—	(71)	(335)	(257)
Dividends paid to shareholders	—	—	—	(22)
Dividends and cash distributions paid to non-controlling interests	(4)	(13)	(16)	(31)
Net proceeds on issuance of units by a subsidiary (note 4)	—	—	37	—

Cash flows generated by financing activities	16	106	319	168

Investing activities
Additions to property, plant and equipment	(30)	(39)	(71)	(107)
Additions to intangible assets	—	—	—	(3)
Cash distributions from entities subject to significant influence	1	—	3	—
Receipt of note receivable	—	—	—	10
Net proceeds on disposal of assets (note 2)	55	3	97	4
Cash subject to restriction (note 4)	(2)	—	(24)	—
Other	1	—	—	2

Cash flows generated by (used in) investing activities	25	(36)	5	(94)

Increase (decrease) in cash and cash equivalents during the period	(165)	9	(97)	(42)
Foreign currency translation adjustment	(7)	—	(10)	—
Cash and cash equivalents, beginning of period	268	16	203	67

Cash and cash equivalents, end of period	96	25	96	25

See accompanying Notes to consolidated financial statements

Components of the changes in non-cash operating working capital
Accounts receivable	(21)	(23)	38	(21)
Inventories	11	(39)	16	(43)
Prepaid expenses	—	1	(18)	(21)
Accounts payable and accrued liabilities	(94)	18	(149)	(111)

	(104)	(43)	(113)	(196)

Cash outflows (inflows) during the period related to
Interest on long-term debt	79	73	245	232
Income taxes	3	(1)	10	1

	82	72	255	233

Abitibi-Consolidated Inc.

Consolidated Balance Sheets

(unaudited) (in millions of Canadian dollars)	September 30 2007 $	December 31 2006 $
ASSETS

Current assets
Cash and cash equivalents	96	203
Accounts receivable	370	362
Inventories	653	683
Prepaid expenses	71	53
Future income taxes	30	70

	1,220	1,371
Timberlands held for sale (note 2)	11	—
Property, plant and equipment (note 5)	3,583	3,984
Intangible assets	447	460
Employee future benefits	381	328
Future income taxes	278	322
Other assets (note 4)	181	200
Goodwill (note 6)	1,293	1,297

	7,394	7,962

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities (note 9)	626	785
Long-term debt due within one year	336	72

	962	857
Long-term debt	3,279	3,792
Employee future benefits	158	162
Future income taxes	523	629
Non-controlling interests	73	71

Shareholders’ equity
Capital stock	3,518	3,518
Contributed surplus	43	40
Deficit	(745)	(843)
Accumulated other comprehensive loss (note 13)	(417)	(264)

	2,399	2,451

	7,394	7,962

See accompanying Notes to consolidated financial statements

Abitibi-Consolidated Inc.

Consolidated Statements of Changes in Shareholders’ Equity

	Three months ended		Nine months ended
(unaudited) (in millions of Canadian dollars)	September 30 2007 $	September 30 2006 $	September 30 2007 $	September 30 2006 $
Capital stock
Common shares, beginning and end of period	3,518	3,518	3,518	3,518

Contributed surplus
Contributed surplus, beginning of period	42	37	40	34
Stock options	1	2	3	5

Contributed surplus, end of period	43	39	43	39

Deficit
Deficit, beginning of period	(799)	(773)	(843)	(875)
Transition adjustment on adoption of Financial Instruments standards, net of taxes (note 1)	—	—	(34)	—
Net earnings	54	(48)	132	76
Dividends declared	—	—	—	(22)

Deficit, end of period	(745)	(821)	(745)	(821)

Accumulated other comprehensive loss, net of taxes
Accumulated other comprehensive loss, beginning of period	(355)	(322)	(264)	(276)
Transition adjustment on adoption of Financial Instruments standards (note 1)	—	—	(7)	—
Other comprehensive loss for the period	(62)	1	(146)	(45)

Accumulated other comprehensive loss, end of period	(417)	(321)	(417)	(321)

Total shareholders’ equity, end of period	2,399	2,415	2,399	2,415

Total of deficit and accumulated other comprehensive loss amounts to $1,162 million as of September 30, 2007 ($1,142 million as of September 30, 2006).

See accompanying Notes to consolidated financial statements

Abitibi-Consolidated Inc.

Consolidated Business Segments

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

Three months ended September 30, 2007	Sales	Amortization	Operating profit (loss) (1)	Additions to capital assets (2)	Sales volume
	$	$	$	$
Newsprint	536	57	15	12	830 thousands of tonnes
Commercial printing papers	335	38	(43)	10	424 thousands of tonnes
Wood products (3)	128	11	(29)	8	362 millions of board feet

	999	106	(57)	30

Three months ended September 30, 2006
Newsprint	630	59	40	22	848 thousands of tonnes
Commercial printing papers	386	38	(5)	9	446 thousands of tonnes
Wood products (3)	165	13	(33)	8	439 millions of board feet

	1,181	110	2	39

Nine months ended September 30, 2007	Sales	Amortization	Operating profit (loss) (1)	Additions to capital assets (2)	Sales volume
	$	$	$	$
Newsprint	1,682	174	46	43	2,436 thousands of tonnes
Commercial printing papers	1,030	114	(87)	19	1,238 thousands of tonnes
Wood products (3)	419	33	(83)	9	1,193 millions of board feet

	3,131	321	(124)	71

Nine months ended September 30, 2006
Newsprint	1,929	178	145	56	2,581 thousands of tonnes
Commercial printing papers	1,142	117	(24)	34	1,327 thousands of tonnes
Wood products (3)	600	36	(30)	20	1,479 millions of board feet

	3,671	331	91	110

(1)	Specific items affecting:

	Mill closure and other elements
Three months ended September 30, 2007	Mill closure costs	Other elements (4)	CVD, AD and other duties (5)	SG&A expenses (6)	Total specific items
	$	$	$	$	$
Newsprint	1	(35)	—	—	(34)
Commercial printing papers	2	3	—	—	5
Wood products	—	1	—	—	1

	3	(31)	—	—	(28)

Three months ended September 30, 2006
Newsprint	—	—	—	—	—
Commercial printing papers	—	1	—	—	1
Wood products	—	—	7	—	7

	—	1	7	—	8

	Mill closure and other elements
Nine months ended September 30, 2007	Mill closure costs	Other elements (4)	CVD, AD and other duties (5)	SG&A expenses (6)	Total specific items
	$	$	$	$	$
Newsprint	2	(86)	—	(1)	(85)
Commercial printing papers	21	(1)	—	(1)	19
Wood products	—	4	(2)	—	2

	23	(83)	(2)	(2)	(64)

Nine months ended September 30, 2006
Newsprint	1	6	—	(6)	1
Commercial printing papers	—	6	—	(3)	3
Wood products	—	—	26	(2)	24

	1	12	26	(11)	28

(2)	Capital assets include property, plant and equipment and intangible assets.
(3)	Wood products sales exclude inter-segment sales of $40 million for the three months ended September 30, 2007 ($37 million for the three months ended September 30, 2006) and $118 million for the the nine months ended September 30, 2007 ($125 million for the nine months ended September 30, 2006).
(4)	Other elements include early retirement program, labour force reductions, gain on sale of timberlands, net gain on dilution resulting from units issued by a subsidiary and expenses related to the Abitibi-Consolidated Inc. and Bowater Incorporated merger.
(5)	Credit related to adjustment to the settlement of the lumber dispute.
(6)	Related to prior years capital tax adjustment included in selling, general and administrative expenses.

Total assets	September 30 2007 $	December 31 2006 $
Newsprint	4,051	4,358
Commercial printing papers	2,603	2,742
Wood products	740	862

	7,394	7,962

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

1.	Summary of significant accounting policies

These interim consolidated financial statements of Abitibi-Consolidated Inc. (the “Company”), expressed in Canadian dollars, are prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”), with the exception that their disclosures do not conform in all material respects to the requirements of GAAP for annual financial statements. They should be read in conjunction with the latest annual financial statements.

These consolidated financial statements are prepared using the same accounting principles and application thereof as the consolidated financial statements for the year ended December 31, 2006, except for the following:

Accounting changes

On January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1506, Accounting Changes. This standard establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors.

Financial instruments

On January 1, 2007, the Company adopted CICA Handbook Section 1530, Comprehensive Income; Section 3855, Financial Instruments – Recognition and Measurement and Section 3865, Hedges. These standards provide accounting guidelines for recognition and measurement of financial assets, financial liabilities and non-financial derivatives, and describe when and how hedge accounting may be applied.

The Company’s adoption of these new Financial Instruments standards resulted in changes in the accounting for financial instruments and hedges, as well as the recognition of certain transition adjustments that have been recorded in opening deficit or opening accumulated other comprehensive loss as described below. The comparative interim consolidated financial statements have not been restated other than for the foreign currency translation adjustment, which is now disclosed within accumulated other comprehensive loss. The principal changes in the accounting for financial instruments and hedges due to the adoption of these accounting standards are described below.

(a)	Comprehensive income (loss)

Comprehensive income (loss), established under CICA Section 1530, is defined as the change in equity, from transactions and other events and circumstances from non-owner sources, and is composed of the Company’s net earnings (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are recognized in comprehensive income (loss), but excluded from net earnings (loss), and include foreign currency translation gains and losses on the net investment in self-sustaining operations and changes in the fair market value of derivative instruments designated as cash flow hedges, all net of income taxes. The components of comprehensive income (loss) are disclosed in the interim consolidated statements of comprehensive income (loss).

(b)	Financial assets and financial liabilities

Under the new standards, financial assets and financial liabilities are initially recognized at fair value and are classified into one of these five categories: held-for-trading, held-to-maturity investments, loans and receivables, available-for-sale financial assets or other financial liabilities. They are subsequently accounted for based on their classification as described below. The classification depends on the purpose for which the financial instruments were acquired and their characteristics. Except in very limited circumstances, the classification is not changed subsequent to initial recognition.

Held-for-trading

Financial instruments classified as held-for-trading are carried at fair value at each balance sheet date with the changes in fair value recorded in net earnings (loss) in the period in which these changes arise.

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as loans and receivables, held-to-maturity investments and other financial liabilities are carried at amortized cost using the effective interest method. The interest income or expense is included in net earnings (loss) over the expected life of the instrument.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

Available-for-sale

Financial instruments classified as available-for-sale are carried at fair value at each balance sheet date with the changes in fair value recorded in other comprehensive income (loss) in the period in which the changes arise. Securities that are classified as available-for-sale and do not have a readily available market value are recorded at cost. Available-for-sale securities are written down to fair value through earnings (loss) whenever it is necessary to reflect other-than-temporary impairment. Upon derecognition, all cumulative gain or loss is then recognized in net earnings (loss).

As a result of the adoption of these new standards, the Company has classified its cash and cash equivalents as held-for-trading. Accounts receivable are classified as loans and receivables. The Company’s investments consist of equity accounted for investments which are excluded from the scope of this standard. Accounts payable and accrued liabilities and long-term debt, including interest payable are classified as other liabilities, all of which are measured at amortized cost.

(c)	Derivatives and hedge accounting

Embedded derivatives

All derivative instruments are recorded in the consolidated balance sheets at fair value at each balance sheet date. Derivatives may be embedded in other financial instruments (the “host instrument”). Prior to the adoption of the new standards, such embedded derivatives were not accounted for separately from the host instrument. Under the new standards, embedded derivatives are treated as separate derivatives if their economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not held for trading or designated at fair value. These embedded derivatives are measured at fair value at each balance sheet date with subsequent changes recognized in net earnings (loss) in the period in which the changes arise. The Company selected January 1, 2003 as its transition date for embedded derivatives, which is the latest date that could be selected according to the accounting standard.

Hedge accounting

At the inception of a hedging relationship, the Company documents the relationship between the hedging instrument and the hedged item, its risk management objective and its strategy for undertaking the hedge. The Company also requires a documented assessment, both at hedge inception and on an ongoing basis, of whether or not the derivatives that are used in hedging transactions are effective in offsetting the changes attributable to the hedged risks in the fair values or cash flows of the hedged items. Under the new standards, all derivatives are recorded at fair value. These derivatives are recorded in accounts receivable or accounts payable. The method of recognizing fair value gains and losses depends on whether derivatives are held for trading or are designated as hedging instruments, and, if the latter, the nature of the risks being hedged. All gains and losses from changes in the fair value of derivatives not designated as hedges are recognized in the consolidated statements of earnings (loss). When derivatives are designated as hedges, the Company classifies them either as: (i) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (ii) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, or a forecasted transaction (cash flow hedges).

Fair value hedge

The Company has outstanding interest rate swap contracts, which it designates as a fair value hedge related to variations of the fair value of its long-term debt due to change in LIBOR interest rates. Changes in the fair value of derivatives that are designated and qualify as fair value hedging instruments are recorded in the consolidated statements of earnings (loss). A corresponding adjustment amounting to changes in the fair value of the assets, liabilities or group thereof that are attributable to the hedged risk is recorded as an adjustment of the hedged item and to earnings. Any gain or loss in fair value relating to the ineffective portion of the hedging relationship is recognized immediately in “Financial expenses” in the consolidated statements of earnings (loss). If a hedging relationship no longer meets the criteria for hedge accounting, the cumulative adjustment to the carrying amount of the hedged item is amortized to the consolidated statements of earnings (loss) based on a recalculated effective interest rate over the residual period to maturity, unless the hedged item has been derecognized in which case it is released to the statements of earnings (loss) immediately. Upon adoption of the new standards, the Company recorded a net increase in accounts payable of $37 million, and a decrease of $37 million in long-term debt.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

Cash flow hedge

The Company has outstanding options and forward exchange contracts, which it designates as cash flow hedges of anticipated future revenue for a maximum period of two years. The amounts and timing of future cash flows are projected on the basis of their contractual terms and other relevant factors, including estimates of prepayments and defaults. The aggregate cash flows over time form the basis for identifying the effective portion of gains and losses on the derivatives designated as cash flow hedges of forecasted transactions. The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in comprehensive income (loss). Any gain or loss in fair value relating to the ineffective portion is recognized immediately in “Sales” in the consolidated statements of earnings (loss). Amounts accumulated in other comprehensive income (loss) are reclassified to the consolidated statement of earnings (loss) in the period in which the hedged item affects earnings. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in other comprehensive income (loss) at that time remains in other comprehensive income (loss) until the forecasted transaction is eventually recognized in the consolidated statements of earnings (loss). When it is probable that a forecasted transaction will not occur, the cumulative gain or loss that was reported in other comprehensive income (loss) is immediately transferred to the statements of earnings (loss). Upon adoption of the new standards, the Company recorded an increase in accounts payable of $10 million, an increase of $3 million of future income tax assets, and an increase of $7 million net of taxes in accumulated other comprehensive loss.

(d)	Deferred financing fees

Under the new standards, transaction costs related to the issuance or acquisition of financial assets and liabilities (other than those classified as held-for-trading) may be either all recognized into earnings (loss) as incurred, or are recorded with the asset or liability to which they are associated and amortized using the effective-interest rate method. Previously, the Company had deferred these costs and amortized them over the life of the related financial asset or liability.

The Company elected to recognize all such costs into earnings (loss). As a result, the Company wrote-off deferred financing costs of $39 million and income taxes of $5 million, resulting in a $34 million adjustment to deficit on January 1, 2007.

The following table summarizes the transition adjustments required to adopt the new standards:

	Deficit		Accumulated other comprehensive loss
	Before tax $	After tax $	Before tax $	After tax $
Adoption of new accounting policies for:
Deferred financing costs	(39)	(34)	—	—
Cash flow hedges	—	—	(10)	(7)

	(39)	(34)	(10)	(7)

The fair value of financial instruments is determined using price quoted on active markets, when available, and recognized valuation models using observable market-based inputs.

ACCOUNTING PRINCIPLES ISSUED BUT NOT YET IMPLEMENTED

Financial instruments - disclosure and presentation

In December 2006, the CICA published the following two sections of the CICA Handbook: Section 3862, Financial Instruments - Disclosures and Section 3863, Financial Instruments - Presentation. These standards introduce disclosure and presentation requirements that will enable financial statements’ users to evaluate, and enhance their understanding of the significance of financial instruments for the entity’s financial position, performance and cash flows, and the nature and extent of risks arising from financial instruments to which the entity is exposed, and how those risks are managed.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

Capital disclosures

In December 2006, the CICA published section 1535 of the Handbook, Capital disclosures, which requires disclosure of both qualitative and quantitative information that enables financial statements’ users to evaluate the entity’s objectives, policies and processes for managing capital.

Inventories

In January 2007, the CICA published section 3031 of the Handbook, Inventories, which prescribes the accounting treatment for inventories. Section 3031 provides guidance on the determination of costs and its subsequent recognition as an expense, and provides guidance on the cost formulas used to assign costs to inventories.

Those standards must be adopted by the Company for the fiscal year beginning on January 1, 2008. While the Company is currently assessing the impact of these new recommendations on its financial statements, it does not expect the recommendations to have a significant impact on its financial position, earnings or cash flows.

2.	Timberlands held for sale

On February 23, 2007, the Company acquired all of the timberlands from its 52.5%-owned subsidiary located in Augusta, Georgia. This related-party transaction was concluded at fair market value, and the partner’s $9 million share of the gain recorded by the subsidiary is presented in “Mill closure and other elements” in the “Newsprint” segment, in the interim consolidated statements of earnings. This gain, which is to be recognized by the Company’s minority shareholders in the subsidiary, has been recorded in “Non-controlling interests” and, thus, the transaction has no impact on the “Net earnings” in the consolidated statements of earnings.

In the three months ended September 30, 2007, the Company sold 20,331 acres of timberlands for net proceeds of $53 million (US$50.5 million) (38,054 acres of timberlands for net proceeds of $97 million (US$91.8 million) in the nine months ended September 30, 2007). The Company expects to complete the sale before the end of the first quarter of 2008. As the “held for sale” classification criteria were met as at September 30, 2007, the timberlands, with a book value of $11 million, are classified as such in the consolidated balance sheets.

3.	Mill closure and other elements

Three months ended September 30, 2007

On February 25, 2007, the Company idled its Fort William, Ontario, paper mill for an indefinite period of time, due to current market conditions and high production costs. In the three months ended September 30, 2007, a charge of $2 million of mill closure elements was recorded related to this idling, in the “Commercial printing papers” segment, mainly for severance and other labour-related costs. During the quarter, the Company also recorded a charge of $1 million related to a previously closed mill, which was recorded in the “Newsprint” segment.

During the quarter, the Company recorded a gain of $40 million on the disposal of timberlands and $9 million of costs related to the announced merger of the Company and Bowater Incorporated (“Bowater”). The “Newsprint”, “Commercial printing papers” and “Wood products” segments were impacted by a credit of $35 million, a charge of $3 million and a charge of $1 million, respectively.

Three months ended September 30, 2006

In the three months ended September 30, 2006, the Company recorded a charge of $1 million of labour force reductions in the “Commercial printing papers” segment.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

Nine months ended September 30, 2007

The idling of the Fort William paper mill resulted in a charge of $20 million of mill closure elements, mainly for severance and other labour-related costs in the nine months ended September 30, 2007. During this period, the Company also recorded a charge of $3 million of mill closure elements. The mill closure elements included in the “Newsprint” and “Commercial printing papers” segments were charges of $2 million and $21 million, respectively.

In the nine months ended September 30, 2007, the Company recorded a gain of $71 million on the disposal of timberlands, a net gain on dilution of $33 million resulting from units issued by a subsidiary (see note 4), $29 million of costs related to the announced merger of the Company and Bowater, a $1 million charge of early retirement program and labour force reductions, and the partner’s $9 million share of the gain recorded by the subsidiary upon the sale of all its timberlands to the Company. The other elements included in the “Newsprint”, “Commercial printing papers” and “Wood products” segments were a credit of $86 million, a credit of $1 million and a charge of $4 million, respectively.

Nine months ended September 30, 2006

In the nine months ended September 30, 2006, the Company recorded a charge of $1 million of mill closure elements, which was included in the “Newsprint” segment.

In the first three quarters of 2006, the Company recorded a charge of $13 million of early retirement program and labour force reductions, as well as a $1 million compensation for reduction of cutting rights in British Columbia. The “Newsprint” and “Commercial printing papers” segments include $6 million and $6 million of other elements, respectively. There are no other elements in the “Wood products” segment in the nine months ended September 30, 2006.

4.	Partnership in energy generation

On April 1, 2007, the Company completed the transfer of its Ontario hydroelectric assets and related water rights (the “Facilities”) to its wholly owned subsidiary called ACH Limited Partnership (“ACH LP”). On April 2, ACH LP issued new units equivalent to a 25% interest of the partnership to the Caisse de dépôt et placement du Québec (the “Caisse”), for gross proceeds of $48 million. This transaction resulted in a net gain on dilution resulting from units issued by a subsidiary of $33 million, after $11 million of transaction costs ($32 million net of income taxes) recorded in “Mill closure and other elements”, of which $23 million is included in the “Newsprint” segment and $10 million in the “Commercial printing papers” segment.

The Caisse has also provided ACH LP with a 10-year unsecured 7.132% term loan of $250 million, non recourse to the Company, to partially fund the acquisition of the Facilities.

ACH LP has also entered into an unsecured bank credit facility of $15 million, for general business purposes. The facility matures on March 31, 2010 and is non recourse to the Company.

The unsecured term loan and unsecured bank credit facility require ACH LP to meet a specific financial ratio, which is met as at September 30, 2007.

As of September 30, 2007, ACH LP had $24 million of restricted cash recorded in “Other assets”. Of this amount, $18 million will be used over the next three years to realize a capital project related to the Facilities and $6 million is required as reserves under the term loan credit agreement.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

5.	Impairment of long-lived assets

As at September 30, 2007, the Company reviewed the impairment test on the indefinitely idled Lufkin, Texas paper mill. The test was performed in the fourth quarter of 2006 under the assumption that the mill would restart producing lightweight coated paper under a partnership structure. Given that alternative scenarios could not be discussed with the new management of AbitibiBowater due to competition restrictions, this scenario is considered by the Company’s management as being the most likely in the context of Abitibi-Consolidated as a stand alone company. Therefore, the Company concluded that the recognition of an impairment charge was not required, as the estimated undiscounted cash flows exceeded the $212 million book value. Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is possible that changes in future conditions, including the merger of Abitibi-Consolidated and Bowater, may lead management to use different key assumptions, which could result in a material change in the book value of these assets.

6.	Goodwill

Goodwill is subject to an annual impairment test performed during the fourth quarter of each year. The Company has initiated its annual goodwill impairment test based on consistent assumptions compared to the previous year. Different preliminary scenarios have been prepared to evaluate the risk and sensitivities of impairment. The calculations have not been finalized but based on current assumptions the excess of the fair value over book value is significantly lower compared to the test made the previous year, particularly in the “Commercial Printing Papers” segment. As at September 30, 2007, goodwill for the “Commercial Printing Papers” segment amounted to $439 million and goodwill for the “Newsprint” segment amounted to $854 million. In the event that the final evaluation of the “Commercial Printing Papers” segment results in a valuation that is lower than its carrying value, this segment would have to record an impairment charge to its goodwill. With the completion of the combination between the Company and Bowater in the fourth quarter of 2007, all assets and liabilities of the Company, including goodwill, will be reassessed and evaluated at their fair market value.

7.	Financial expenses

	Three months ended September 30		Nine months ended September 30
	2007 $	2006 $	2007 $	2006 $
Interest on long-term debt	80	81	248	237
Amortization of deferred financing fees	—	1	—	5
Interest income	(3)	—	(10)	(2)
Other	4	4	15	13

	81	86	253	253

8.	Income tax recovery

In the three months ended September 30, 2007, unfavourable tax adjustments of $3 million are included in income tax recovery ($12 million of favourable adjustments in the three months ended September 30, 2006, related to the settlement of prior-years tax audits).

In the nine months ended September 30, 2007, favourable income tax adjustments of $27 million are included in income tax recovery, due to the revision of prior-period tax provisions, to realized losses, to prospective reductions in income tax rates and to unfavourable tax adjustments ($97 million in the nine months ended September 30, 2006, which is related to the settlement of prior-years income tax issues and to the prospective reduction in the Canadian federal income tax rate).

The non-taxable portion of foreign exchange gains is taken into consideration in the determination of the income tax recovery.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

9.	Mill closure elements provision

The following table provides a reconciliation of the mill closure elements provision, which comprises, in most part, severance and other labour-related costs and contractual obligations, for the periods:

	Three months ended September 30		Nine months ended September 30
	2007 $	2006 $	2007 $	2006 $
Mill closure elements provision, beginning of period	12	20	7	38
Mill closure elements incurred during the period	1	—	21	—
Payments	(3)	(2)	(18)	(20)

Mill closure elements provision, end of period	10	18	10	18

The Company expects to pay most of the balance of the provision for mill closure elements within the next twelve months.

10.	Long-term debt

The Company’s bank credit facilities require that some specific financial ratios be met. During July of 2007, the interest coverage ratio was waived until the end of the second quarter of 2008. AbitibiBowater, on behalf of the Company, is currently in negotiation with financial institutions to refinance those revolving credit facilities and the related covenants are part of the negotiations.

11.	Employee future benefits

The following table provides total employee future benefit costs for the periods:

	Three months ended September 30		Nine months ended September 30
	2007 $	2006 $	2007 $	2006 $
Defined contribution pension plans	4	4	11	11
Defined benefit pension plans and other benefits	37	39	114	112

	41	43	125	123

12.	Future income taxes

As at September 30, 2007, the Company had United States federal and state net operating loss carry forwards of approximately US$1 billion. These loss carry forwards expire at various dates until 2026. In the third quarter of 2007, the Company estimated its future taxable income as a stand alone company and concluded that all deferred income tax assets would be used before their expiry date.

13.	Accumulated other comprehensive loss

The following table provides the components of “Accumulated other comprehensive loss” in the consolidated balance sheets as at:

	September 30 2007 $	December 31 2006 $
Foreign currency translation adjustment	(456)	(264)
Unrealized gains on derivative instruments designated as cash flow hedges, net of taxes	39	—

	(417)	(264)

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

September 30, 2007

(unaudited)

(in millions of Canadian dollars, unless otherwise noted)

14.	Subsequent events

Abitibi-Consolidated Inc. and Bowater Incorporated merger

On October 23, 2007, Abitibi-Consolidated Inc. (“Abitibi-Consolidated”) and Bowater entered into a settlement agreement with the U.S. Department of Justice (“DOJ”) in order to obtain regulatory approval of their all-stock merger of equals which was announced on January 29, 2007. On October 29, 2007, under the terms of the transaction, each common share of Abitibi-Consolidated was exchanged for 0.06261 common share of AbitibiBowater Inc. (“AbitibiBowater”), and each Bowater common share was exchanged for 0.52 common share of AbitibiBowater. The exchange ratio resulted in 48% of AbitibiBowater being owned by former Abitibi-Consolidated shareholders and 52% of AbitibiBowater being owned by former Bowater shareholders.

Snowflake facilities to be sold

As part of the settlement agreement entered into with the DOJ, the Company agreed to sell the Snowflake, Arizona facilities. The divestiture must be completed within the time period provided for in the agreement, or a trustee will be empowered to complete the sale. The book value of the net assets related to the location as at September 30, 2007 was $166 million and will qualify under the criteria of assets held for sale for presentation only in the fourth quarter of 2007.

15.	Comparative figures

Certain comparative figures presented in the consolidated financial statements have been reclassified to conform to the current period presentation.